Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Blackthorn Therapeutics, Inc. 2015 Equity Incentive Plan, 2020 Equity Incentive Plan, 2023 Incentive Award Plan, and Employee Stock Purchase Plan of Neumora Therapeutics, Inc. of our report dated May 2, 2023 (except for the effects of the reverse stock split described in Note 1 and Note 18, as to which the date is September 11, 2023), with respect to the consolidated financial statements of Neumora Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333-274229) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 19, 2023